Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) effective April 1, 2006, by and among VHT ACQUISITION COMPANY a corporation organized and existing under the laws of the State of Florida (the “Buyer”), VANTAHEALTH TECHNOLOGIES, LLC, a limited liability company organized and existing under the laws of the State of Pennsylvania (the “Seller”) and the members of the Seller identified on the signature page hereto (collectively, the “Members,” and collectively with the Seller, the “Seller Responsible Parties”).

W I T N E S S E T H :

WHEREAS, the Seller is engaged in the business of providing home care software and related products and services (the “Business”);

WHEREAS, the Buyer desires to acquire from the Seller and the Seller desires to sell to the Buyer substantially all of the assets utilized in and associated with the operation of the Business (as presently conducted and proposed to be operated in the future) and assume certain liabilities of the Seller upon the terms and subject to the conditions set forth in this Agreement (the “Sale”);

WHEREAS, John Kiehl has (i) conceived and developed the software known as the Analyzer, (ii) performed approximately one-half of the programming for the Analyzer, and (iii) has personal relationships with the customers of Seller;

WHEREAS, John Kiehl does not have any employment contract or any covenant not to compete with Seller;

WHEREAS, Buyer acknowledges and agrees that the (i) intrinsic value of the Business is primarily due to John Kiehl’s reputation, skill, integrity, ability, expertise and business relationships (the “Owner Goodwill”), (ii) the Purchased Assets have substantially insignificant value to Buyer if Buyer is unable to purchase such Owner Goodwill with respect to the Business, and (iii) Buyer would not have any interest in purchasing the Purchased Assets if Buyer is unable to purchase such Owner Goodwill;

WHEREAS, the Members of the Seller and the Board of Directors of the Buyer have each approved the Sale, the terms of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

AGREEMENT

Article 1. Purchase and Sale

1.1 General. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all of Seller’s right, title and interest in and to the Business, including, without limitation, in and to all of the assets, properties, rights, goodwill, contracts and claims of the Business, other than the Excluded Assets, wherever located, whether tangible or intangible, real or personal, known or unknown, actual or contingent, as the same shall exist as of the Closing (such rights, title and interest in and to all such assets, properties, rights, contracts and claims, being collectively referred to herein as, the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following assets:

(a) Cash and cash equivalents, including petty cash accounts or cash on hand or in bank accounts, certificates of deposit, commercial paper and other similar securities related to the Business;

(b) all accounts receivable and notes receivable and other claims for money or other obligations due (or which hereafter will become due) to Seller arising out of the Business together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor;

(c) all inventory (including work in process, raw materials and finished goods), goods in transit, unbilled revenues and other properties and rights associated with the performance of contracts and the operation of the Business;

(d) all Equipment and machinery owned by Seller related to the Business, including but not limited to computers and software, office furniture and fixtures, telephone systems, office equipment and other tangible personal property, wherever located;

(e) Intentionally Omitted;

(f) all marketing materials, office supplies and letterhead used in connection with the Business;

(g) all of Seller’s rights and interest in the Intellectual Property Rights, including, without limitation, all results of the Business’s research and development activities and other Intellectual Property Rights developed or acquired for. or licensed to the Seller in connection with, the Business, or related to, or of use or potential use in connection with any current or contemplated potential future products of the Business or parts, components or subassemblies used or purchased by the Business;

(h) all proceeds under any insurance contract or arrangement relating to the Business;

(i) all right, title and interest in, to and under certain material contracts associated with the Business to be assigned to the Buyer at the Closing, subject in each case to the terms of such contracts;

(j) Intentionally Omitted;

(k) any other tangible assets of Seller which are used in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business;

(l) all Permits which are transferable and which are used in the Business, as presently conducted;

(m) all rights of the Seller pursuant to any express or implied warranties, representations or guaranties made by suppliers to the Business;

(n) all goodwill associated with the Business (including the Owner Goodwill);

(o) all intangibles and contract rights associated with the Business including, without limitation, rights under non-disclosure agreements with employees and agents of Seller and under confidentiality agreements with prospective purchasers of the Business or with other third parties to the extent relating to the Business;

(p) the post-closing pro-rata share, as provided in Section 1.7 below, of all deposits, prepaid charges, insurance, sums and fees, offset credit balances in any country, refunds, and causes of action;

(q) rights of set-off and rights of recoupment of Seller in connection with the Business;

(r) any other assets of Seller which are used in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business; and

(s) Seller’s rights to any and all communication numbers and addresses (telephone, fax, toll-free, e-mail, web sites, domain names) leased, licensed, or contracted by Seller for its use, together with any rights of Seller under any contract or agreement with respect to the foregoing.

1.2 Excluded Assets. Seller’s past and present books and records (including such books and records as are contained in computerized storage media) of the Business, including all inventory, purchasing, accounting, sales, export, import, research, engineering, manufacturing, maintenance, repairs, marketing, banking, documents and records constituting Intellectual Property Rights, shipping records, personnel files and all files, customer and supplier lists, records, literature and correspondence, inquiries, letters of intent, publications, forms and sales leads, wherever located, shall be deemed to be excluded from the definition of Purchased Assets (such excluded assets defined as the “Excluded Assets”). Notwithstanding the foregoing, Buyer may be permitted access to such Excluded Assets upon request to Seller as may be reasonably requested to permit Buyer to prepare and file any Tax Returns or other filings or reports necessary in connection with the transactions contemplated hereunder.

1.3 Certain Provisions Relating to the Purchased Assets.

(a) To the extent that a contract, Permit or other asset which would otherwise be included within the definition of “Purchased Assets,” or any claim, right or benefit arising thereunder or resulting therefrom (each an “Interest” and collectively the “Interests”), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Authority), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof.

(b) Seller Responsible Parties and Buyer shall use their best efforts and shall cooperate to obtain all approvals, consents or waivers necessary to convey to Buyer each Interest as of the Closing. The failure to obtain any approval, consent or waiver necessary to convey any Interest to Buyer shall not affect the obligations of the parties to close hereunder. Subsequent to the Closing, the Seller Responsible Parties shall execute and deliver any other instruments and take any actions, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

1.4 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume and become responsible for the following, other than the Excluded Liabilities, liabilities and obligations of the Seller (the “Assumed Liabilities”):

(a) all of the Seller’s accounts payable (which have arisen in connection with the ordinary course of the Business pertaining to periods falling on or before the Closing Date), accrued expenses, unpaid commissions due to employees of Seller in connection with sales during periods falling on or before the Closing Date, and the third party liabilities and obligations set forth on Schedule 1.4(a), not to exceed $100,000 in the aggregate;

(b) the obligations under certain material contracts being transferred to Buyer hereunder, a list of which is set forth on Schedule 1.4(b) (to the extent that such liabilities and obligations remain unsatisfied or are required to be performed on or after the Closing Date); and

(c) all warranty claims that arise after the Closing.

1.5 Excluded Liabilities. Except for the Assumed Liabilities, the Seller and the Buyer expressly understand and agree that Buyer shall not assume, pay, perform or discharge or otherwise become liable for any obligations, commitments or liabilities of any and every nature whatsoever of the Seller, whether known or unknown, fixed or contingent, relating to the ownership of the Purchased Assets, the operation of the Business or otherwise (the “Excluded Liabilities”), including, without limitation, liabilities and obligations relating to or arising in connection with the following:

(a) Intentionally Omitted;

(b) Seller’s bank debt and other funded debt, including overdrafts, all of which will be paid or discharged in full by Seller at or prior to Closing;

(c) any liability or obligation arising out of any claim of or for injury to persons or property by reason of the improper performance or malfunctioning, improper design or manufacture, label or provide warnings as to the hazards of, any product of the Business, where the injury giving rise to such claim occurred on or prior to the Closing Date;

(d) any liability of the Seller to any plan, individual or governmental agency arising out of any failure of the Seller to comply with the applicable provisions of any Employee Benefit Plans, ERISA, the Code, or other applicable Laws with respect to its employees, including any obligation or liability of the Seller for any penalty, fine or similar amount due from the Seller on account of any breach of fiduciary duty or failure to comply with applicable laws or regulations;

(e) any liability associated with the hiring, employment or termination of any employees of Seller at any time prior to Closing including obligations under any severance, deferred compensation or employment agreements, guaranteed fixed terms of employment or retirement benefits beyond those provided under applicable law, collective bargaining agreements, or any Employee Benefit Plan applicable to employees of the Business generally, which arises out of any acts or omissions of Sellers prior to the Closing Date;

(f) any liability associated with the Excluded Assets; and

(g) all liabilities of Seller or any Affiliate of Seller for Taxes.

1.6 Consideration. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Buyer shall acquire the Purchased Assets from the Seller for the following aggregate consideration (the “Consideration”):

(a) $850,000 cash payable at Closing by wire transfer of immediately available funds to accounts specified by Seller in writing (which amount includes $300,000 to be paid to John Kiehl as consideration for the Owner Goodwill);

(b) Buyer’s assumption of the Assumed Liabilities on the Closing Date; and

(c) 100,000 shares of the common stock (the “Common Stock”) of Health Systems Solutions, Inc. (“HSS”) to be issued in equal parts to the Members.

1.7 Certain Provisions Relating to Liabilities. All obligations due in respect of periods prior to Closing, other than Assumed Liabilities, shall be paid in full or otherwise satisfied by the Seller. All obligations due in respect of periods after Closing, or which constitute Assumed Liabilities, shall be paid in full or otherwise satisfied by Buyer at Closing or when due, if later.

1.8 Closing and Closing Date.

(a) The closing (the “Closing”) of the transactions herein contemplated shall occur on April 6, 2006, at the offices of Adorno & Yoss LLP, Suite 400, 2525 Ponce de Leon Boulevard, Miami, Florida 33134, or at such other time and place as the Seller and the Buyer shall agree. The transactions contemplated hereunder shall be deemed to have been effective as of 12:01 a.m. April 1, 2006 (the “Closing Date”).

(b) At the Closing, the Seller shall deliver, or caused to be delivered, to the Buyer the following items:

(i) a duly executed bill of sale and such other executed assignments, bills of sale or certificates of title, each dated the Closing Date and in form and substance reasonably satisfactory to counsel to Buyer, as are reasonably necessary to transfer to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets;

(ii) duly executed assignments, sufficient to transfer all of Seller’s right, title and interest in and to the Intellectual Property Rights to Buyer, in a form suitable for recording in the various appropriate national or regional patent, trademark, copyright offices or other governmental offices;

(iii) certificate of a Manager of the Seller, dated as of the date hereof, (A) as to the incumbency and signatures of the Members or representatives of the Seller executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Members of the Seller, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(iv) duly executed and acknowledged assignment and assumption, in form and substance reasonably acceptable to the Buyer, transferring to Buyer all of Seller’s right, title and interest in and to the contracts;

(v) duly executed Lock Up Agreement in the form of Exhibit A attached hereto;

(vi) duly executed Transition Services Agreement in the form of Exhibit B attached hereto;

(vii) duly executed Escrow Agreement in the form of Exhibit C attached hereto;

(viii) Intentionally Omitted;

(ix) Intentionally Omitted;

(x) Intentionally Omitted; and

(xi) duly executed Confidentiality and Proprietary Information Agreement between the Buyer and John Kiehl, in form and substance satisfactory to the parties.

(c) At the Closing, the Buyer shall deliver, or caused to be delivered, to the Seller (or the escrow agent under the Escrow Agreement, as the case may be) the following items:

(i) the cash portion of the Consideration;

(ii) stock certificates evidencing the Common Stock to the escrow agent;

(iii) certificate of the secretary of the Buyer, dated the as of the date hereof, (A) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors of the Buyer, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(iv) duly executed Lock Up Agreement in the form of Exhibit A attached hereto;

(v) duly executed Transition Services Agreement in the form of Exhibit B attached hereto; and

(vi) duly executed Escrow Agreement in the form of Exhibit C attached hereto.

(d) At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such other documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the consummation of the transactions contemplated hereunder.

1.9 Taking of Necessary Action; Further Action; Cooperation.

(a) Each of the parties shall use its respective reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing as promptly as possible. If, on or at any time after the date hereof, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Purchased Assets, the Seller Responsible Parties shall take, in the name of the Seller or otherwise, all such lawful and necessary action.

(b) The Seller Responsible Parties and the Buyer shall generally cooperate with each other and their respective officers, employees, attorneys, accountants and other agents and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intent and purposes of this Agreement and the consummation of the Sale. In connection with these efforts, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain any third party consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, approvals or waivers in respect of contracts which are being assumed by the Buyer; and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any Law, including applicable securities and antitrust Laws.

Article 2. Representations and Warranties of the Seller Responsible Parties.

In order to induce the Buyer to enter into this Agreement and purchase the Purchased Assets, each of the Seller Responsible Parties severally, but not jointly, makes the following representations and warranties to the Buyer, which representations and warranties shall be true and correct as of the date hereof:

2.1 Disclosure Schedules; Due Diligence Information; Access.

(a) The Seller Responsible Parties have delivered to the Buyer the Disclosure Schedule, which includes the numbered schedules specifically referred to in this Article 2 (the “Disclosure Schedule”). To the Knowledge of the Seller Responsible Parties, the information contained in the Disclosure Schedule is materially complete and accurate, and all documents that are attached to or form a part of the Disclosure Schedule are complete and accurate copies of the genuine original documents they purport to represent. References to Schedules in this Agreement shall be to Schedules included in the Disclosure Schedule.

(b) To the Knowledge of the Seller Responsible Parties, all of the documents, financial statements, reports, compilations, management and statistical reports and other information provided by the Seller Responsible Parties to the Buyer in response to Buyer’s due diligence investigation of the Business and the Purchased Assets are materially true, correct and complete.

(c) The Seller Responsible Parties have furnished the Buyer and its representatives with such information concerning the Seller as the Buyer has reasonably requested.

2.2 Organization. The Seller is a limited liability company validly existing under the laws of the State of Pennsylvania and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The copies of the Seller’s articles of organization, operating agreement or other organizational documents which have been delivered to the Buyer are true, accurate and complete. The Seller does not have any subsidiaries and does not own or have any right to acquire any equity interest in any other Person. The Seller does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Seller is not a participant in any joint venture or similar arrangement.

2.3 Binding Agreement. The Seller has all requisite power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of its obligations hereunder have been duly and validly authorized by all necessary Member action on the part of the Seller. This Agreement has been duly executed and delivered on behalf of the Seller Responsible Parties and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Seller Responsible Parties enforceable in accordance with its terms, but subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights of creditors and secured parties, and further subject to the application of general principles of equity and the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought. As of the Closing Date, each of the agreements, instruments and other documents to be delivered hereunder to the Buyer at the Closing will have been duly and validly executed and delivered by the Seller Responsible Parties and will be enforceable against the Seller Responsible Parties in accordance with its terms, but subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights of creditors and secured parties, and further subject to the application of general principles of equity and the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

2.4 Absence of Violations; Required Consents.

(a) The execution, delivery and performance by the Seller Responsible Parties of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or result in the breach or default of any provision of the Seller’s articles of organization, operating agreement or other governance documents of the Seller, (b) to the Knowledge of the Seller Responsible Parties, violate any Law or Governmental Order applicable to the Seller Responsible Parties or any of their respective properties or assets, (c) to the Knowledge of the Seller Responsible Parties, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of notice, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Purchased Assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Seller is a party or by which its assets are bound.

(b) To the Knowledge of the Seller Responsible Parties, there are no Required Consents. To the Knowledge of the Seller Responsible Parties, the Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.

(c) To the Knowledge of the Seller Responsible Parties, no order, stipulation, decree, judgment, or injunction has been enacted, promulgated, entered, or enforced nor any other action has been taken by any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any material portion of the Business or the Purchased Assets; (iii) which makes the purchase of, or payment for, some or all of the Purchased Assets illegal; or (iv) which imposes material limitations on the ability of the Buyer to acquire the Purchased Assets.

2.5 Financial Information.

(a) The Seller Responsible Parties have delivered to Buyer the balance sheets of the Seller as at December 31, 2005 (the “December 31, 2005 Balance Sheet”), December 31, 2004 and December 31, 2003, together with the statements of operations for the three years ended December 31, 2005, together with the notes thereto, if any (the “Financial Statements”).

(b) To the Knowledge of the Seller Responsible Parties, each of the balance sheets referred to above (including the related notes and schedules, if any) fairly presents in all material respects the financial position of the Seller, as of its date and each of the statements of operations, owner’s equity (including any related notes and schedules, if any), fairly presents in all material respects the results of operations, and net income of the Seller for the periods set forth therein, and, but solely with respect to the December 31, 2005 Balance Sheet, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(c) To the Knowledge of the Seller Responsible Parties, the Seller currently maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP with respect to periods falling on or after January 1, 2005, and generally to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Financial Statements are in agreement with the books and records regularly maintained by the Seller.

2.6 Absence of Certain Changes. Except as set forth in the unaudited balance sheet of the Seller as at February 28, 2006 (“Interim Balance Sheet”) and related unaudited statement of operations for the period months then ended (the “Interim Financial Statements”) previously delivered to the Buyer, since December 31, 2005 to the date of this Agreement there has not been any change in the financial condition or results of operations or cash flows of the Business or in the condition of the Purchased Assets and the Business has not suffered any damage, destruction or loss, in each case which has had or which could reasonably be expected to have a Material Adverse Effect.

2.7 No Undisclosed Liabilities. Except as set forth on Schedule 2.7, there are no liabilities associated with the Business or the Purchased Assets (whether accrued, absolute, contingent or, to the Knowledge of the Seller Responsible Parties, otherwise), except for (i) liabilities of the Business set forth or reserved against or disclosed in the December 31, 2005 Balance Sheet or the notes thereto, (ii) liabilities disclosed in this Agreement or the Disclosure Schedules hereto or the other agreements contemplated by this Agreement, (iii) liabilities incurred in the ordinary course of business since the date of the December 31, 2005 Balance Sheet and set forth in Schedule 2.7, (iv) Excluded Liabilities, and (v) potential liabilities disclosed in Section 4.11 below.

2.8 Business Conduct. The Seller Responsible Parties nor any of their respective officers, directors, employees or agents, nor Persons acting under the authority of any of the foregoing (i) have made, or have been charged by any governmental authority with making, directly or indirectly, any domestic or foreign payments for bribes or kickbacks (governmental or commercial) or unlawful political contributions or other questionable or illegal payments with respect to the Business or to secure favorable treatment for the Business or (ii) have maintained or permitted to exist any use of “off the books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other device that could have been or could be utilized to distort records or reports of the true operating results and financial condition of the Business.

2.9 Title to Assets; Related Matters. (i) The Seller has good, valid and marketable title (as measured in the context of their current uses) in all of the Purchased Assets in order to conduct the Business, free and clear of all Encumbrances, and (ii) the Purchased Assets constitute all the assets and rights necessary for the operation of the Business as currently conducted, other than the Excluded Assets. Except as disclosed on Schedule 2.9, none of the Purchased Assets is subject to any commitment or other arrangement for its sale or use by any Seller Responsible Parties, their Affiliates or third parties. The assets reflected on the December 31, 2005 Balance Sheet or acquired thereafter are valued on the books of the Seller at or below the actual cost less an adequate and proper depreciation charge. The Seller has not depreciated any of the Purchased Assets on an accelerated basis (or in any other manner) inconsistent with applicable requirements of the Code.

2.10 Equipment and Other Tangible Assets. Except as disclosed on Schedule 2.10, the Equipment and other tangible assets which are included in the Purchased Assets are in all material respects adequate for the purposes for which such Purchased Assets are currently used or are held for use, and are in good repair and operating conditions (subject to normal wear and tear) and there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere with any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

2.11 Absence of Certain Changes, Events and Conditions. Since December 31, 2005, except as otherwise provided in, disclosed, or contemplated by this Agreement, none of the Seller Responsible Parties has, except as disclosed on Schedule 2.11:

(a) other than in the ordinary course of business consistent with past practice, sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of any Purchased Assets;

(b) permitted any of the Purchased Assets to be subjected to any Encumbrance;

(c) made any changes, including changes to collection practices, to be made in the operations of the Seller;

(d) made any commitments for the Seller to make capital expenditures in excess of $10,000 individually or in the aggregate;

(e) made any amendment of the articles or organization or operating agreement of the Seller;

(f) except for services to be rendered by the Members to Seller in connection with the consummation of transactions contemplated by this Agreement, permitted any new agreement, contract, commitment or arrangement, or amendments or modifications to any existing such agreement, contract, commitment or arrangement, to be entered into with any Affiliate of the Seller or any third parties that is material to the Seller or that will continue in effect after the Closing Date and not be terminable by the Seller on not more than 30 days’ written notice without payment of premium or penalty;

(g) entered into any new Material Contract or any amendments or modifications to any existing such Material Contract;

(h) borrowed any amount or incurred or become subject to any liabilities, except trade payables incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business (excluding any capital lease obligations);

(i) discharged or satisfied any material Encumbrance or paid any material obligation or liability, other than in the ordinary course of business;

(j) declared, set aside or made any payment or distribution of cash or other property to its Members except consistent with past practices;

(k) sold, assigned or transferred any material Intellectual Property Rights or disclosed any proprietary confidential information to any Person except for new customer licensees or to Buyer and its representatives in connection with its due diligence;

(l) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the officers, employees, independent contractors or agents, including, without limitation, any increase or change pursuant to any Employee Benefit Plan, or established, increased or accelerated the payment or vesting of any benefits under any Employee Benefit Plan with respect to officers or employees;

(m) made any material change in any method of accounting or accounting practice or policy, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate allocation methodology, in each case other than changes required by Law or under GAAP;

(n) suffered any casualty loss or damage with respect to any assets, whether or not covered by insurance;

(o) incurred or guarantied any indebtedness for borrowed money other than indebtedness repaid prior to the Closing or indebtedness that will constitute Excluded Liabilities;

(p) deferred the payment of any accounts payable except in accordance with past practices;

(q) made any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business;

(r) merged or consolidated with, or acquired any equity or all or substantially all of the assets of, any other Person;

(s) experienced any material adverse change in the condition, financial or otherwise, business, prospects, assets or rights of the Seller;

(t) conducted the Business outside of the ordinary and usual course consistent with past practice;

(u) compromised, settled, granted any waiver or release relating to, or otherwise adjusted any Action, Indebtedness or any other claims or rights; or

(v) entered into any agreement, contract, commitment or arrangement to do any of the foregoing.

2.12 Litigation.

(a) As of the date hereof: (i) there are no Actions against the Seller pending, or, to the Knowledge of the Seller Responsible Parties, threatened to be brought against the Seller or the Business, (ii) the Seller is not subject to any Governmental Order (nor, to the Knowledge of the Seller Responsible Parties, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), in each case with respect to the Seller or the Business; and (iii) there is no Action pending, or, to the Knowledge of the Seller Responsible Parties, threatened to be brought that seeks to question, delay or prevent the consummation of the transactions contemplated hereby. As of the date hereof, no preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of the Seller to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, is in effect

(b) Schedule 2.12 lists the following for the period from January 1, 2004 to the present (and, in the case of clause (z), any other matter referred to therein which is currently in effect): (x) all fines (civil and criminal), penalties imposed by any governmental agency or authority (other than short or long-term disability or medical claims), (y) actions, administrative or arbitration proceedings requiring a payment by the Seller in excess of $10,000 (other than short or long-term disability claims) and (z) any final order, writ, judgment, injunction, decree, determination or other award of any court or any governmental agency which are related to the Business or the Purchased Assets.

2.13 Insurance. The Seller has all insurance that is prudent for the conduct of the Business, and (i) all insurance policies to which the Seller is a party or under which the Seller is covered as an additional named insured or otherwise (or replacement policies therefor) are in full force and effect, and the Seller has paid all premiums due and are not in default, (ii) all insurance policies are sufficient for compliance by the Seller with all applicable requirements of Law and all agreements to which the Seller is a party or subject, in each case with respect to the Business, (iii) no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Seller, and (iv) the Seller has not been refused insurance, nor has coverage been previously canceled or materially limited, by an insurer to which the Seller has applied for such insurance, or with which the Seller has held insurance, within the last three years.

2.14 Material Contracts.

(a) Schedule 2.14 sets forth all Material Contracts in effect as of the date hereof.

(b) Each Material Contract is intended to be binding upon the parties thereto is legal, valid and binding on the parties thereto, enforceable in accordance with the terms thereof.

(c) The Seller Responsible Parties have performed their respective obligations under each such Material Contract and none of the Seller Responsible Parties is in default under any such Material Contract and no condition exists nor event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by any of the Seller Responsible Parties under any such Material Contract.

(d) Except as disclosed on Schedule 2.14 or under Section 4.11 below, the Seller does not have any present expectation or intention of not fully performing all its material obligations under each such Material Contract.

(e) To the Knowledge of the Seller Responsible Parties, no other party to any of the Material Contracts has breached or is in default thereunder.

(f) The Seller Responsible Parties have delivered true, correct and complete copies of each Material Contract and all amendments thereto and documentation or correspondence modifying the terms thereof to the Buyer.

(g) No customer which is a party to a Material Contract is entitled to any retroactive pricing, refund, rebate, price adjustment or other financial settlement for charges in excess of $5,000 relating to the sales by the Business, except as referenced in Section 4.11 below.

(h) The sale of the Purchased Assets hereunder will not result in a default under or the termination of any Material Contract.

(i) Except as set forth on Schedule 2.14, there are no contracts for the sale of goods or services by the Seller as to which at the time of the most recent scheduled contract milestone for any such Contract the work scheduled was more than sixty (60) days late, except as referenced in Section 4.11 below.

(j) Except as set forth on Schedule 2.14, there are no contracts, options or bids for the sale of goods or services by the Seller which include a liquidated damages clause for late delivery except as referenced in Section 4.11 below.

(k) Except as set forth on Schedule 2.14, the Material Contracts are assignable by Assignor without any consent of any third parties and this assignment of the Material Contracts will not cause any default in the performance of any of the terms, covenants, conditions or agreements under the Material Contracts.

2.15 Accounts Receivable. Except as disclosed on Schedule 2.15, all of the accounts receivable of the Seller reflected on the Interim Balance Sheet are collectible, actual and bona fide receivables representing obligations for the total dollar amount thereof shown on its books, subject to no defenses or counterclaims, except as referenced in Section 4.11 below. No reserves for bad debt in excess of the amounts thereof as of the date of the Interim Balance Sheet are required by GAAP. The allowance for doubtful accounts set forth in the Interim Balance Sheet is adequate in accordance with GAAP. The revenue in respect of the sales that gave rise to such receivables have been properly invoiced to customers and properly recognized in accordance with GAAP. The Seller Responsible Parties have no Knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefore set forth in the Financial Statements. Schedule 2.15 hereto accurately lists as of the date hereof, all receivables arising out of or relating to the Business, the amount owing, and the aging of such receivable, the name and last known address of the party from whom such receivable is owing, and any security in favor of the Seller for the repayment of such receivable which the Seller purports to have. Since the date of Interim Balance Sheet, the Seller has collected its receivables and payments under all Contracts in accordance with past business practices and has not negotiated for or accepted advance payments nor accelerated the collection of any such receivables or payments.

2.16 Intentionally Omitted.

2.17 Permits and Licenses; Compliance with Law.

(a) To the Knowledge of the Seller Responsible Parties, there are no permits or licenses necessary to conduct the businesses in which they are engaged and to own and use the facilities and properties owned and used by them (collectively, “Permits”). Without limiting the generality of the foregoing, Seller has not received any written notice from any Governmental Authority indicating that Seller has failed to obtain any Permits required to conduct the Business.

(b) (i) The Seller Responsible Parties are in material compliance with all Laws (including, without limitation, with respect to affiliate transactions) and Governmental Orders applicable to the Business and (ii) none of the Seller Responsible Parties has been charged at any time with a violation of any Law or any Governmental Order relating to the conduct of the Business.

(c) Intentionally Omitted.

2.18 Intentionally Omitted.

2.19 Employee Benefit Matters. The Seller has delivered true, accurate and complete copies of all Employee Benefit Plans applicable to any director, officer, employee, independent contractor or agent of the Seller. All such Employee Benefit Plans are in material compliance with the terms of the applicable plan and the requirements prescribed by applicable law currently in effect with respect thereto, and the Seller has performed in all material respects all obligations required to be performed by it thereunder. The Seller has no Union Employees. The Seller has not incurred and no event, transaction or condition has occurred or exists which could result in the occurrence of, any liability to the Pension Benefit Guaranty Corporation or any “withdrawal liability” within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or any pension plan maintained by any company that would be treated as a single employer with the Seller under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Seller does not have in effect an Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Seller or any ERISA Affiliate to severance pay, unemployment compensation or other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. There are no pending, or, to the Knowledge of the Seller Responsible Parties, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits). The Seller does not contribute in any multiemployer plan (within the meaning of Section 3(37) of ERISA) for the benefit of any of its directors, officers, employees, independent contractors or agents. All contributions that are due on or before the Closing Date to any Employee Benefit Plans, including without limitation salary reduction contributions and matching contributions, will have been contributed as of the Closing Date (to the extent such accrual is required under GAAP). The Seller shall not adopt, amend or modify any Employee Benefit Plans or otherwise increase the salary or benefits of any of the directors, officers, employees, independent contractors or agents of the Seller prior to the Closing Date. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) result in any payment becoming due to any employee (current, former or retired) of the Seller, (y) increase any benefits otherwise payable under any Employee Benefit Plan or (z) result in the acceleration of the time of payment or vesting of any such benefits.

2.20 Intentionally Omitted.

2.21 Customers.

(a) Schedule 2.14 contains a list of (i) all current customers of the Business which have contracts (including oral contracts and purchase orders) and designates customers of the Business whose contracts involve purchases or sales in an amount in excess of $5,000 per annum.

(b) None of the Seller Responsible Parties has received any notice or has any reason to believe that any current customer of the Seller (i) has ceased, or will cease, to use its products or goods, except as disclosed pursuant to Section 4.11 below, (ii) has substantially reduced or will substantially reduce, the use of products or goods of the Seller or (iii) has sought, or is seeking, to reduce the price it will pay for products or goods of the Seller, including in each case after the consummation of the transactions contemplated hereby. No customer of the Seller described in clause (a) above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(c) Intentionally Omitted.

2.22 Labor Relations.

(a) There are no labor organizations recognized as representing any of the directors, officers, employees, independent contractors or agents of the Seller and (i) the Seller is not party to any collective bargaining agreement or other labor union contract, (ii) there are no strikes, slowdowns, picketing, lockouts or work stoppages pending or threatened between the Seller and any of its employees, and the Seller has not experienced any such strike, slowdown, or work stoppage within the past two years, (iii) to the Knowledge of the Seller Responsible Parties, there are no unfair labor practice complaints or employee disputes pending against the Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller, and (iv) Seller is in material compliance with its obligations under all Laws and Governmental Orders governing its employment practices, including, without limitation, provisions relating to wages, hours and equal opportunity. To the Knowledge of the Seller Responsible Parties, Seller is in compliance with all Laws, and all orders of any court, governmental agency or arbitrator, relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, affirmative action and the payment of withholding and/or Social Security and similar taxes, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b) Seller acknowledges and agrees that Buyer shall have no obligation to employ any employee of the Business. Seller further acknowledges that the terms and conditions of any such employment shall be determined by the Buyer in its sole and absolute discretion.

2.23 Intellectual Property Rights.

(a) Except as disclosed on Schedule 2.23, all Intellectual Property Rights held by the Seller are valid and subsisting and provide the Seller with the right to exclude all others from the use thereof and (i) the Seller is not, or as a result of the execution and delivery of this Agreement or the performance by the Seller of their obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it, or give any party the right to require the Seller to pay any amount or enter into any restrictions in order to continue the use thereof, (ii) except for licenses granted by Seller, the Seller owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights used in the Business, (iii) there have been no claims made against either of the Seller or threatened or, to the Knowledge of the Seller, likely to be threatened by any Person, asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights referred to in (i) above or challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

(b) The Seller has not received any notices of any material unauthorized use, infringement or misappropriation by, or conflict with, any present or former employee of the Seller, principal shareholders, strategic partners or any other third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that of the Seller license any rights from a third party).

(c)  The Seller Responsible Parties have received no notice (written or otherwise) that the conduct of the Seller Responsible Parties has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons.

(d) To the Knowledge of the Seller Responsible Parties, the Intellectual Property Rights owned by or licensed to the Seller have not been infringed, misappropriated or conflicted by other Persons.

(e) No Intellectual Property Right is subject to any Encumbrance and there is no fact that would render the Intellectual Property Rights invalid. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by the Seller. The Seller has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property Right. The Seller Responsible Parties have received no notice (written or otherwise) that any employee of the Seller is in violation of any term of any confidentiality or invention assignment agreement, employment contract (whether written or verbal), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with either of the Seller or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by the Seller.

(f) Except as disclosed on Schedule 2.23 Seller is the sole and exclusive owner of the Intellectual Property Rights and no governmental registration of any of the rights related to the Intellectual Property Rights has lapsed, expired or been canceled, abandoned, opposed or the subject of a reexamination request.

(g) Except as listed on Schedule 2.23, as of the date of this Agreement, there are no written claims which have been received since January 1, 2004 and no proceedings are pending, or have been instituted or, to the Knowledge of the Seller Responsible Parties are threatened or impending which challenge the Seller’s ownership rights in respect of any of the Intellectual Property Rights. The Seller Responsible Parties have received no notice (written or otherwise) that any of the Intellectual Property Rights is subject to any outstanding order, decree, judgment or stipulation.

(h) Neither this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in the termination, suspension, breach, or violation of any contract between the Seller and any Person relating to Intellectual Property Rights; or (ii) will result in the termination, suspension, breach, or violation of Intellectual Property Rights. All of the Seller’s rights under the Intellectual Property Rights are transferable to Buyer in connection with the transactions contemplated by this Agreement and Buyer will be entitled to continue to use all of the Intellectual Property Rights to the same extent and under the same conditions that it has heretofore been used in the Business, without financial obligations to any other Person.

(i) The Intellectual Property Rights constitutes all of the intellectual property used in, or necessary to, the operation of the Business.

2.24 Taxes.

(a) The Seller has timely filed all Tax Returns required to be filed and all such Tax Returns were correct and complete in all material respects. Seller has timely paid all Taxes that are due as set forth in the Tax Returns, or claimed by any taxing authority to be due, or has provided, in the case of periods arising on or after January 1, 2005, for all such Taxes on its financial statements in accordance with GAAP.

(b) All Taxes shown on such Tax Returns have been timely paid;

(c) No audits with respect to the Seller are in process, pending or threatened, no deficiencies or adjustments to Tax Returns exist or have been asserted in writing with respect to Taxes of the Seller, no notice has been received in writing that any Tax Return or Taxes of the Seller required to be filed or paid has not been filed or have not been paid;

(d) There are no Tax liens on any of the Purchased Assets;

(e) All Taxes that the Seller is required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority;

(f) The Seller (i) is not currently or has ever been a member of an affiliated group filing a consolidated federal income tax return or (ii) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as transferee or successor, by contract or otherwise;

(g) The Seller has not ever been a party to any Tax sharing or similar agreements;

(h) Intentionally Omitted; and

(i) For purposes of Section 897 of the Code, none of the Seller Responsible Parties are non-resident aliens or foreign corporations.

2.25 Commissions. There is no broker or finder or other Person who has any valid claim against any of the Seller Responsible Parties, the Buyer, any of their respective Affiliates or any of their respective assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Seller Responsible Parties or any of their respective officers, employees, independent contractors or agents.

2.26 Powers of Attorney. Seller has provided to the Buyer a true, correct and complete list of the names of any persons holding powers of attorney from the Seller, true, correct and complete copies of any instrument of appointment and a summary statement of the terms thereof. There are and at the Closing will be no restrictions on the Seller to terminate any such powers immediately upon written notice.

2.27 Product Warranties. Set forth on Schedule 2.27 are representative forms of product warranties and guarantees granted or issued by the Seller in connection with the Business. None of the other product warranties or guarantees granted or issued by the Seller in connection with the Business differs in any material respect from such representative forms except as disclosed under Schedule 2.27. Since January 1, 2003, Seller has received no written notice of any product warranty or similar claims against Seller in connection with the Business. To Seller’s Knowledge, Seller has committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products sold prior to the Closing in the operation of the Business.

2.28 Compliance with WARN Act. The Seller has been exempt from, or has complied with, all applicable provisions of the WARN Act and the regulations thereunder in connection with all past reductions in work force relating to the Business.

2.29 Securities Laws. The Members expressly agree and acknowledges that the shares of Common Stock are not being registered and the Buyer has no present intention of registering such securities pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”) or otherwise, and the issuance of such securities is intended to be exempt from registration under Section 4(2) of the 1933 Act as a “transaction by an issuer not involving any public offering” and that reliance on such exemption is predicated, in part, on the Members’ representations and warranties contained herein. Each of the Members further acknowledge that the securities are being obtained solely for such Member’s own account and for investment purposes only, within the meaning of the 1933 Act, and without any plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the securities or any part thereof. The Members understand that the securities are characterized as “restricted securities” under the federal securities Laws inasmuch as such securities are being acquired from the Buyer in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, the Members are familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Each of the Members is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

2.30 Exclusive Negotiations. Since the date of the Letter of Intent, neither the Seller nor any of its respective officers, directors, Members, representatives or Affiliates have, directly or indirectly, solicited or initiated the submission of any offer or proposal by, or participated in discussions or negotiations with, or provided any information to or otherwise cooperated with, any Person (other than Buyer or any officer or representative of Buyer) concerning any Third Party Transaction (as defined below). “Third Party Transaction” shall mean (a) any acquisition of any controlling interest in, or all or a substantial portion of the Seller, (b) the possible disposition of any of the Purchased Assets or the Business, (c) the possible issuance of any capital stock of Seller, or (d) any business combination involving the Seller or the Business, whether by way of merger, consolidation, share exchange or other transaction.

2.31 Disclosure. No representation or warranty by the Seller Responsible Parties contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of any of the Seller Responsible Parties to the Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact known to the Seller Responsible Parties that has not been disclosed by the Seller Responsible Parties to the Buyer that might reasonably be expected to have or result in a material adverse effect on the operations of the Business.

Article 3. Representations and Warranties of the Buyer.

In order to induce the Seller Responsible Parties to enter into this Agreement and sell the Purchased Assets, the Buyer makes the following representations and warranties to the Seller Responsible Parties, which representations and warranties shall be true and correct as of the date hereof:

3.1 Organization and Standing. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

3.2 Binding Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer. This Agreement has been duly executed and delivered on behalf of the Buyer and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms.

3.3 Absence of Violations or Required Consents. The execution, delivery and performance by the Buyer of this Agreement does not and will not: (a) violate or result in the breach or default of any provision of the articles of incorporation or by-laws of the Buyer; (b) violate any Law or Governmental Order applicable to the Buyer or any of its properties or assets; (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person; or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Buyer’s assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Buyer is a party or by which its assets are bound.

3.4 Litigation. There are no Actions pending or threatened to be brought by or before any Governmental Authority, against the Buyer or any of its Affiliates that (i) seeks to question, delay or prevent the consummation of the transactions contemplated hereby, or (ii) would reasonably be expected to affect adversely the ability of the Buyer to fulfill its obligations hereunder, including without limitation, the Buyer’s obligations under Article 1 hereof.

3.5 Valid Issuance of Securities. The shares of Common Stock, that are being issued to the Seller hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws.

3.6 Commissions. There is no broker or finder or other Person who has any valid claim against the Seller Responsible Parties, any of their respective Affiliates or any of their respective assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Buyer or its officers, employees or agents.

Article 4. Covenants and Agreements.

4.1 Conduct of Business Prior to Closing. From February 15, 2006 and through the Closing Date, the Seller has not permitted the distribution of cash or any other assets of the Seller to the Seller, Seller Responsible Parties or any Affiliate other than consistent with past practices and/or to satisfy the obligations of the Seller identified in the Vanta Accounts Payable Aged Invoice Report attached hereto as Exhibit C to this Agreement.

4.2 Conduct of the Business Following the Closing.

(a) If requested following the Closing, the Seller Responsible Parties shall deliver an executed letter of instruction to all of the Seller’s customers and distributors notifying such parties of the consummation of the transactions contemplated hereby and specifically instructing all customers to remit payment relating to the Purchased Assets directly to the Buyer. In the event the Seller receives payments from any customer with respect to any accounts receivable which are part of the Purchased Assets, the Seller shall hold such funds in trust for the benefit of the Buyer and immediately turnover such receipts to the Buyer.

(b) The parties hereto recognize that the list of payables attached as Schedule 1.4(a) is preliminary, and may not include payables for which invoices have not been received as of the date hereof. Therefore, the Seller Responsible Parties shall reconcile, within thirty (30) days following the Closing, or at such mutually agreeable later date: (i) the amount of the payables and/or expenses being assumed by Buyer pursuant to this Agreement as of the Closing Date; and (ii) the amount of the accounts receivable and other customer and/or supplier payments relating to the Purchased Assets as of the Closing Date. Any amounts due from Seller to Buyer, or from Buyer to Seller as a result of such reconciliation shall be promptly paid by the owing party.

(c) Following the Closing, as soon as practicable the Seller shall file a certificate of amendment with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania changing the name of Seller to a name not containing any derivative of the trade names being acquired by Buyer hereunder.

4.3 Non-Solicitation. Neither the Seller Responsible Parties nor any of their respective Affiliates shall for the period from the date hereof through the date that is two years following the Closing Date, without the prior written consent of the Buyer, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Buyer) any employee, independent contractor or agent of the Buyer.

4.4 Confidentiality. At all times following the Closing Date, each of the Seller Responsible Parties and any corporation, partnership or trust controlled, directly or indirectly, by any of the parties shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Business or the Purchased Assets (the “Confidential Information”); provided, however, that this paragraph (a) shall not restrict (i) disclosure by either party of any Confidential Information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the non-disclosing party is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the respective attorneys, accountants, lenders and investment bankers of the parties, (iii) any disclosure of information which is available publicly as of the date of this Agreement, which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, which is disclosed to either party by another Person who acquired it from a third party without an obligation of confidentiality to the Buyer or the Seller or which is independently developed by an employee of either party who had no access to such information, (iv) the respective parties’ use of such information to protect or enforce their rights under this Agreement, in connection with tax or other regulatory filings or their use of such information to protect their rights against any third party, and (v) the parties’ (and their respective Affiliates) use of such information in the conduct of their own businesses if and to the extent not prohibited by this Section. Any and all information disclosed by the Buyer to the Seller Responsible Parties as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller Responsible Parties shall be deemed Confidential Information.

4.5 Public Announcements. Except as otherwise required by law or the rules of any stock exchange or automated quotation system, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement and the other transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, either party may at any time furnish any required information to the SEC regarding this Agreement or the transactions contemplated hereby. If requested by Seller, Buyer shall send notice of the consummation of the Sale to its customers, vendors and distributors, in a form mutually acceptable to Seller and Buyer.

4.6 Non-Compete.

(a) Each of the Seller Responsible Parties covenants and agrees on its own behalf and on behalf of each of its Affiliates that from the date hereof and until the second anniversary of the Closing Date, neither the Seller not its Affiliates will directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business, whether as an employee, partner, agent, security holder, consultant or otherwise, that directly or indirectly (or through any affiliated entity) engages in competition with the Business (based on the business in which the Seller was engaged as of the Closing Date and in the geographic areas in which the Seller operated or was actively planning on operating as of the Closing Date).

(b) Each of the Seller Responsible Parties acknowledges and agrees that the covenants provided for in this Section are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s legitimate business interests as a Buyer of the Purchased Assets, which includes protecting valuable confidential business information, substantial relationships with customers throughout the Restricted Area and customer goodwill associated with the Seller and the Business. Each of the Seller Responsible Parties expressly authorizes the enforcement of the covenants provided for in this Section by (i) the Buyer, and (ii) any successors to the ownership of the Purchased Assets and/or the Business. To the extent that the covenant provided for in this Section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision. The provision as modified shall then be enforced.

(c) It is agreed by each of the Seller Responsible Parties on its own behalf and on behalf of its Affiliates that Buyer would be irreparably damaged by reason of any violation of this Section by the Seller or its Affiliates, and that any remedy at law for breach of such provisions would be inadequate. Therefore, the Buyer shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against each of the Seller Responsible Parties and their respective Affiliates, for breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood by each of the Seller Responsible Parties that this injunctive or other equitable relief shall not be the Buyer’s exclusive remedy for any breach of this covenant and the Buyer shall be entitled to seek any other relief or remedy that may be available by contract, statute, law or otherwise for any breach hereof. It is agreed that the Buyer shall also be entitled to recover any and all attorneys’ fees and expenses in the enforcement of the provisions hereof.

4.7 Lock Up Agreement. On the Closing Date, the Buyer and each of the Members shall execute a three-year lock up agreement (the form of which is attached hereto as Exhibit A) with respect to the shares of Common Stock.

4.8 Transition Services Agreement. On the Closing Date, the Buyer and Seller shall execute a transition services agreement (the form of which is attached hereto as Exhibit B) covering the period commencing on the Closing Date and expiring 150 days thereafter.

4.9 Employee Matters. The parties agree that Buyer will offer as of the Closing Date employment at will to all then-current employees of Seller, on terms comparable to the terms and conditions (including compensation and benefits) as presently being offered by Buyer to its employees; provided, however, that nothing herein shall require the continuation of any employment or any terms of employment after the Closing Date. Buyer shall require any employees accepting Buyer’s offer of employment to submit a written letter of voluntary resignation to Seller in a form acceptable to the Seller Responsible Parties. All such employees will qualify to participate in all benefit plans presently and hereinafter offered by Healthcare Quality Solutions, Inc. to its employees as well as the HSS stock option plan, subject to the general eligibility and participation provisions set forth in such plans.

4.10 Non-disparagement. At all times following the Closing Date, the Seller Responsible Parties along with their respective officers, managers, directors, employees, agents and representatives will refrain from taking any action or making any statements which may injure or disparage the goodwill or reputation of the Buyer or its shareholders, customers, officers, directors, attorneys, employees, subsidiaries, related entities, successors and assigns. within the business community or to the public at large. At all times following the Closing Date, Buyer along with its respective officers, managers, directors, employees, agents and representatives will refrain from taking any action or making any statements which may injure or disparage the goodwill or reputation of the Seller and the Seller Responsible Parties within the business community or to the public at large

4.11  IHC Transaction. The parties acknowledge that in 2003 Seller and Intermountain Healthcare (“IHC”) entered into an agreement regarding the sale to IHC of a certain product known as “The Analyzer,” which product has not been implemented at IHC. The aggregate purchase price for the sale of “The Analyzer” was $44,687 paid to the Seller by IHC. If, on or before November 30, 2006, IHC claims a full refund of its purchase price for “The Analyzer” then the Seller Responsible Parties shall pay to Buyer (within 15 days of receipt of a copy of IHC’s claim for the refund) the full amount of $44,687, which Buyer will promptly pay to IHC. and the Seller Responsible Parties will hold the Buyer harmless from any additional amounts claimed by IHC in connection with the subject transaction provided that Buyer timely pays to IHC the claimed refund after receiving such payment from the Seller Responsible Parties. The Seller Responsible Parties represent and warrant to the Buyer that following November 30, 2006, IHC shall not be entitled to claim any refund with respect to “The Analyzer” transaction.

4.12 Preparation of Financial Statements. The Seller Responsible Parties agree, at all times prior to the Closing and after the Closing Date, to cooperate fully with Buyer as Buyer may reasonably request in connection with the preparation of the financial statements that are required by Buyer to comply with its reporting obligations and requirements set forth on Form 8-K and otherwise in accordance with the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder.

4.13 Allocation of Consideration. The parties hereto have agreed to allocate the Consideration as set forth on the draft Form 8594 attached hereto as Exhibit 4.13. No party hereto will file any Tax Returns or any other documents inconsistent with the allocations made on Exhibit 4.13 except to the extent revisions to Exhibit 4.13 are agreed to post-Closing in a writing signed by all parties hereto.

Article 5. Tax Matters.

5.1 Liability for Taxes.

(a) The Seller Responsible Parties shall be severally, but not jointly, liable for and shall indemnify the Buyer, for (i) all Taxes (as defined below) imposed on the Seller, or for which the Seller may otherwise be liable, for any taxable year or period that ends on or before the Closing Date (“Pre-Closing Tax Periods”) and, with respect to any portion of a taxable year or period beginning before and ending after the Closing Date (“Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, and (ii) all liabilities imposed on the Seller on or before the Closing Date under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) for Taxes of the Seller or any other corporation which is affiliated with the Seller (other than the Seller).

(b) The Buyer shall be liable for, and shall indemnify the Seller Responsible Parties and their respective Affiliates for, all Taxes imposed on the Seller or any of its Affiliates with respect to the Business for any taxable year or period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(c) For purposes of this Section 5.1, whenever it is necessary to determine the liability for Taxes of the Seller for a portion of a Straddle Period:

(i) real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii) all other Taxes for the Pre-Closing Tax Period shall be determined by assuming that the Seller had a taxable year or period that ended at the close of the Closing Date.

5.2 Adjustment to Consideration. The Buyer and the Seller agree to report any indemnification payment made by the Seller under Section 5.1 as an adjustment to the Consideration, contribution to capital, or other non-taxable amount to the extent that there is substantial authority for such reporting position under applicable law.

5.3 Transfer and Conveyance Taxes. The Seller shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes resulting from the consummation of the transactions contemplated by this Agreement.

5.4 Survival. Claims for indemnification under Section 5.1 shall survive until the expiration of the applicable statute of the limitations (including any extensions or waivers of such statutes).

Article 6. Survival; Indemnification.

6.1 Survival of Representations, Warranties, Covenants and Agreements.

All representations, warranties, covenants and agreements made by any Party to this Agreement will survive until the 18-month anniversary of the Closing Date. No investigation by or knowledge of Buyer or its representatives will affect in any manner the representations, warranties, covenants or agreements of Seller Responsible Parties set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or Buyer’s right to rely thereon, and such representations, warranties and covenants will survive any such investigation. Notwithstanding the foregoing, the representations contained in Sections 2.3 (Binding Agreement), 2.9 (Title to Assets; Related Matters) and 3.2 (Binding Agreement) shall survive the Closing without limitation, and the representations contained in Section 2.24 (Taxes) shall survive until the expiration of the applicable statute of limitations period.

6.2 Indemnification by the Seller Responsible Parties. Subject in all respects to the provisions of this Article 6, each of the Seller Responsible Parties (severally but not jointly) hereby agrees to indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from:

(a) any material breach on the part of any of the Seller Responsible Parties of (i) any representation or warranty made herein or in any certificate delivered by the Seller pursuant to this Agreement or (ii) any covenant or agreement made by such Seller Responsible Party in this Agreement;

(b) any Excluded Liability; or

(c) any third party claim existing as of the Closing Date, including those in which any of the Seller Responsible Parties is a plaintiff or defendant or any dispute initiated by any of the Seller Responsible Parties prior to the Closing, including without limitation arising out of any third party claim initiated following the Closing arising out of any event that occurred prior to the Closing (a “Liability Claim”).

Notwithstanding the foregoing, none of the Seller Responsible Parties shall have any obligations under this Section 6.2 until the aggregate Claims and Damages actually incurred and or suffered by parties entitled to and seeking indemnification hereunder exceeds Twenty Thousand Dollars ($20,000), and provided further that (i) the aggregate indemnification liabilities of the Seller Responsible Parties shall in no event exceed the value of the cash portion of the Consideration and the value of the Assumed Liabilities, as reconciled; (ii) amounts payable by Buyer to IHC as contemplated under Section 4.11 shall not be included as a Liability Claim for which Buyer is entitled to reimbursement under this Section 6.2 to the extent that the Seller Responsible Parties have fulfilled their obligations under Section 4.11.

6.3 Indemnification by the Buyer. Subject in all respects to the provisions of this Article 6, the Buyer hereby agrees to indemnify and hold harmless the Seller Responsible Parties and their respective Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from any breach on the part of the Buyer of (i) any representation or warranty made by the Buyer in Article 3 hereof or in any certificate delivered pursuant to this Agreement; (ii) any covenant or agreement made by the Buyer in this Agreement; or (iii) any warranty claims arising after Closing.

6.4 Limitations on Indemnification Claims and Liability. The respective representations and warranties of the Seller Responsible Parties and the Buyer set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and the opportunity to make a claim for indemnification, or otherwise be indemnified or held harmless, under this Article 6 with respect thereto or with respect to (i) any covenant or agreement relating to any action required by this Agreement to be taken prior to or at the Closing or (ii) any Liability Claim shall survive until a final, unappealable order is entered with respect to such Liability Claim and indemnification is made by the Indemnifying Party as provided herein and as expressly limited by the terms hereof. Any and all covenants and agreements relating to any action required by this Agreement to be taken after the Closing shall survive the Closing until satisfied in full and shall not expire with, and be terminated and extinguished upon, the Closing.

6.5 Computation of Claims and Damages. Whenever an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party from and against and hold the Indemnified Party harmless from, or to reimburse the Indemnified Party for, any item of Claim or Damage under this Agreement, the Indemnifying Party will, subject to the provisions of this Article 6, pay the Indemnified Party the amount of the Claim or Damage reduced by (i) any amounts to which the Indemnified Party actually recovers from third parties in connection with such Claim or Damage (“Reimbursements”), and reduced by (ii) the Net Proceeds of any insurance policy payable to the Indemnified Party with respect to such Claim or Damage. For purposes of this Section, “Net Proceeds” shall mean the insurance proceeds actually paid, less any deductibles, co-payments, premium increases, retroactive premiums or other payment obligations (including attorneys’ fees and other costs of collection) that relates to or arises from the making of the claim for indemnification. The Indemnified Party shall use reasonable efforts to pursue Reimbursements or Net Proceeds that may reduce or eliminate Claims and Damages and otherwise to mitigate Claims and Damages. If any Indemnified Party receives any Reimbursement or Net Proceeds after an indemnification payment is made which relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had the Reimbursement or Net Proceeds reduced the original payment at such time or times as and to the extent that such Reimbursement or Net Proceeds is actually received. The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all pertinent records, materials and information, and provide reasonable access during normal business hours to the Indemnified Party’s employees, properties, books and records, and shall otherwise cooperate with and assist the Indemnifying Party and its agents and representatives in reviewing the propriety and the amount of any Claims or Damages, including, without limitation, the availability and/or amounts of Reimbursements and Net Proceeds.

6.6 Notice of Claims. Upon obtaining actual knowledge of any Claim or Damage which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable (but in no event later than 30 days) following the date the Indemnified Party has obtained such knowledge, give written notice (a “Notice of Claim”) of such claim to the party or parties from which indemnification is or will be sought under this Article 6 (the “Indemnifying Party”). The Indemnified Party shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is entitled to indemnification hereunder.

6.7 Defense of Third Party Claims. If any claim set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 6.6 hereof is a claim asserted by a third party, the Indemnifying Party shall have 30 days after the date that the Notice of Claim is given or deemed given by the Indemnified Party to notify the Indemnified Party in writing of the Indemnifying Party’s election to defend such third party claim on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control as is reasonably required by the Indemnifying Party and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such third party claim. Regardless of which party is defending such third party claim, the Indemnified Party shall not pay, settle or compromise such third party claim without the consent of the Indemnifying Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall have the right to participate in the defense of such third party claim, at the Indemnified Party’s own expense. In the event, however, that the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will, subject to the provisions of this Article 6, pay the reasonable fees and disbursements of such counsel when due under such counsel’s customary billing practices. If the Indemnifying Party does not elect to defend such third party claim or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim; provided, however, that such Indemnified Party’s defense of or its participation in the defense of any such third party claim shall not in any way diminish or lessen the indemnification obligations of the Indemnifying Party under this Article 6. If the Indemnifying Party subsequently reasonably determines that the Indemnified Party is not defending such third party claim in good faith, the Indemnifying Party shall have the right, in addition to any other right or remedy it may have hereunder, to elect to assume the defense of such third party claim and, to the extent that the Indemnified Party has not defended such third party claim in good faith, and whether or not the Indemnifying Party shall have subsequently assumed the defense thereof, the indemnification obligations of the Indemnifying Party under this Article 6 shall be reduced or eliminated to the extent that such failure to defend in good faith shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is otherwise entitled to indemnification hereunder.

Article 7. Definitions.

Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, claim, arbitration, or proceeding or investigation commenced by or pending before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Agreement” or “this Agreement” means this Purchase Agreement dated as of the date first above written (including the Annexes, Schedules and Exhibits hereto) and all amendments hereto made in accordance with the provisions of Section 8.6 hereof.

“Financial Statements” has the meaning set forth in Section 2.5(a) hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Miami, Florida.

“Buyer” has the meaning specified in the introductory paragraph to this Agreement.

“Claims and Damages” means, except as otherwise expressly provided in this Agreement, any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including, without limitation, Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including, to the extent required pursuant to Article 6, reasonable attorneys’ fees and costs, incurred by or awarded against a party to the extent indemnified in accordance with Article 6 hereof, but shall not include any consequential, special, multiple, punitive or exemplary damages, except to the extent such damages have been recovered by a third party and are the subject of a third party claim for which indemnification is available under the express terms of Article 6 hereof.

“Closing” has the meaning set forth in Section 1.8 hereof.

“Closing Date” has the meaning set forth in Section 1.8 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 1.6(c) hereof.

“Consideration” has the meaning set forth in Section 1.6 hereof.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“December 31, 2005 Balance Sheet” means the balance sheet of the Seller as of December 31, 2005.

“Employee Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, severance and other employee benefit plans, programs, policies or arrangements, and all employment, retention, change of control or compensation agreements, in each case for the benefit of, or relating to, any current employee or former employee of either of the Seller, other than any de minimis, fringe or unwritten benefit plans, programs, policies or arrangements, the costs of which, to the Seller, are not material.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement, restriction or defect in title.

“Equipment” means all of the tangible personal property, machinery, equipment, vehicles, computer hardware, databases, earth stations, head ends, rolling stock, furniture, and fixtures in which the Seller has an interest, by ownership or lease, together with any replacements thereof, or additions thereto made in the ordinary course of business between the date hereof and the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.18 hereof.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governmental Authority” means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. Governmental Orders shall not include Permits.

“HSS” means Health Systems Solutions, Inc., a Nevada corporation.

“Indebtedness” means obligations with regard to borrowed money and leases classified or accounted for as capital or financing leases on financial statements, but shall expressly not include either accounts payable or accrued liabilities that are incurred in the ordinary course of business or obligations under operating leases classified or accounted for as such on financial statements.

“Indemnified Party” has the meaning set forth in Section 6.6 hereof.

“Indemnifying Party” has the meaning set forth in Section 6.6 hereof.

“Intellectual Property Rights” means all patents, trademarks, trade names, trade dress, domain names, software, programming content, service marks and copyrights, and applications for any of the foregoing, and other intellectual property, in all forms and languages, whether owned or used by, or licensed to, the Seller and used in or related to the Business.

“Interim Balance Sheet” has the meaning set forth in Section 2.6 hereof.

“Interim Financial Statements” has the meaning set forth in Section 2.6 hereof.

“Knowledge” with respect to a party means such information as any of its officers or key employees actually knew, without any special due inquiry or investigation, or (i) with respect to Seller and/or Rivendell Technologies, Inc., additionally, but solely with respect to information relating to the Seller or the Business concerning sales, marketing, product development, Intellectual Property, customer contracts and commitments, customer service, employee supervision and the general day-to-day operations of the Seller, such information as John Kiehl should have known after due inquiry; and (ii) with respect to Seller and/or ZAC Capital Partners, LLC, but solely with respect to information relating to the Seller or the Business regarding financial requirements, financial reporting, accounting matters, tax issues and employee benefit plans, such information as Steven Freiberg should have known after due inquiry due to the bookkeeping and general back office services provided to Seller by ZAC Management Group, LLC.

“Law” means any federal, state, local or foreign constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment, order, decree or other requirement, restriction or rule of law.

“Liability Claim” has the meaning set forth in Section 6.2(b) hereof.

“Material Adverse Effect” means any circumstance, change in, or effect on the Seller that has a material adverse effect on the business, results of operations, condition (financial or otherwise), or prospects of the Seller taken as a whole.

“Material Contracts” means the written agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments to which the Seller is a party or by which any of the Purchased Assets are bound as described below: (i) any agreement or contract providing for payments by the Seller to any Person in excess of $10,000 per year or $50,000 in the aggregate over the five-year period commencing on the date hereof; (ii) any employment agreement or consulting agreement or similar contract; (iii) any retention or severance agreement or contract; (iv) any distribution agreement or contract associated with the Business; (v) any license with respect to Intellectual Property Rights (other than licenses granted in from another Person providing for payments to another Person in excess of $10,000 in any year; (vi) any joint venture, partnership or similar agreement or contract of the Seller; (vii) any agreement or contract under which the Seller has borrowed or loaned any money in excess of $10,000 or issued or received any note, bond, indenture or other evidence of indebtedness in excess of $10,000 or directly or indirectly guaranteed indebtedness, liabilities or obligations of others in an amount in excess of $10,000; (viii) any covenant not to compete or contract or agreement, understanding, arrangement or any restriction whatsoever limiting in any respect the ability of either of the Seller to compete in any line of business or with any Person or in any area; and (ix) any of the contracts, agreements or arrangements, listed on Schedule 2.14.

“Net Assets” means the total assets of the Seller as set forth in the Closing Date Balance Sheet adjusted as follows: (i) all adjustments necessary to reflect the elimination of all Excluded Assets and Excluded Liabilities which are reflected on the Closing Date Balance Sheet but not sold to or assumed by Buyer in accordance with the terms of this Agreement and (ii) all adjustments to the Closing Date Balance Sheet which are necessary to remove the effects, if any, resulting from any change in the assets or liabilities of the Business during the period from the date of the balance sheet included in the Interim Financial Statements, caused by any of the following: (A) any change resulting from a change in GAAP, including those promulgated after the Interim Financial Statements are is prepared, regardless of whether or not otherwise required to be made, except as agreed to between Seller and Buyer; (B) any change resulting from a change of an accounting policy, practice, procedure, allocation method or estimation technique from that followed in preparing the Interim Financial Statements; (C) any extraordinary or non-recurring gains or any transactions not in the ordinary course of business consistent with past practices of Seller; (D) any corrections relating to mathematical mistakes, mistakes in the application of accounting principles, or oversight or misuse of facts that existed at the date of the Interim Financial Statements and affected the determination of any amounts in the Interim Financial Statements; and (E) any change in the amount of Seller’s reserves for the Business from the amounts of the reserves reflected in the Financial Statements. For all purposes of this Agreement, reserves shall be deemed to include (without limitation) balance sheet reserves whether related to accounts receivable, billed or unbilled, contracts in process, inventories, fixed assets or any other Purchased Asset, regardless of whether any such reserve is recorded as an offset to such Purchased Asset’s carrying value or is included as an accrued liability in the Closing Date Balance Sheet. “Net Proceeds” has the meaning set forth in Section 6.5 hereof.

“Notice of Claim” has the meaning set forth in Section 6.6 hereof.

“Owner Goodwill” has the meaning set forth in the recitals hereto.

“Permits” has the meaning set forth in Section 2.16(a) hereof.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Tax Periods” has the meaning set forth in Section 5.1(a) hereof.

“Property Taxes” has the meaning set forth in Section 5.1(c)(i) hereof.

“Reimbursements” has the meaning set forth in Section 6.5 hereof.

“Required Consents” means any consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to (a) federal, state or local health care laws, (b) the Securities Act of 1933, as amended, and (c) antitrust or other competition Laws of other jurisdictions.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Responsible Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Sale” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchased Assets” has the meaning set forth in Section 1.1 hereof.

“Straddle Period” has the meaning set forth in Section 5.1(a) hereof.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, associates, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

“Tax” or “Taxes” means any and all taxes, fees, withholdings, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), fees, surcharges, contributions, or other payments including but not limited to administrative or regulatory fees, imposed by any local, state, federal or foreign government or governmental agency or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs duties, tariffs and similar charges.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Union Employee” means an employee of either of the Seller whose terms and conditions of employment are governed by the terms of any collective bargaining agreement.

Article 8. Miscellaneous Provisions.

8.1 Expenses. Except as otherwise specifically provided in this Agreement, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.2 Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section.

If to the Seller Responsible Parties:

VantaHealth Technologies, LLC
19 Ramsgate Drive
St. Louis, Missouri 63132
Attention: John Kiehl, President
Telephone: (314) 395-5946

and

ZAC Capital Partners, LLC
101 West Avenue, Suite 300
Jenkintown, PA 19046
Attention: Anthony D. Zingarelli, Manager
Telephone: 215-517-4953
Facsimile: 215-517-4901

and

Rivendell Technologies, Inc.
19 Ramsgate Drive
St. Louis, Missouri 63132
Attention: John Kiehl, President
Telephone: (314) 395-5946

With copies to:

Riezman Berger, P.C.
7700 Bonhomme, 7th Floor
Clayton, Missouri 63105
Attention: Mark J. Temkin, Esq.
Telephone: 314-727-0101
Facsimile: 314-727-6458
and

ZAC Management Group, LLC
101 West Avenue, Suite 300
Jenkintown, PA 19046
Attention: Elisa Tractman, General Counsel
Telephone: 215-517-4936
Facsimile: 215-517-4970

If to the Buyer:

VHT Acquisition Company
405 North Reo Street, Suite 300
Tampa, Florida 33609
Attention: B.M. Milvain
Telephone: (813) 282-3303
Facsimile: (813) 282-8907

With a copy to:

Adorno & Yoss LLP
2525 Ponce de Leon Boulevard
Suite 400
Miami, Florida 33134-6012
Attention: Carlos A. Mas, Esq.
Telephone: (305) 460-1000
Facsimile: (305) 460-1422

Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, or the date of delivery shown on the records of the overnight courier, as applicable.

8.3 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party except that the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.4 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Responsible Party and the Buyer or (b) by a waiver in accordance with Section 8.4 hereof.

8.7 Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

8.8 Headings. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection.

8.9 Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within that State.

8.11 Litigation. If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney fees, paralegal fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Any such legal action shall be brought in courts of competent jurisdiction in Miami-Dade County, Florida.

8.12 Entire Agreement. This Agreement, along with the Disclosure Schedules, Exhibits and all other agreements, instruments or documents to be delivered in connection with this Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

8.13 Specific Performance. Each of the Seller acknowledge and agree that in the event of any breach of this Agreement, the Buyer would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Miami-Dade County, Florida.

8.14 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

VHT ACQUISITION COMPANY

By: /s/ B. M. Milvain
B. M. Milvain, President

SELLER RESPONSIBLE PARTIES:

VantaHealth Technologies, LLC

By: /s/ John Kiehl
John Kiehl, President

Rivendell Technologies, Inc.

By: /s/ John Kiehl
John Kiehl, President

ZAC Capital Partners, LLC

By: /s/ Anthony D. Zingarelli
Anthony D. Zingarelli, Manager